                                           FILED PURSUANT TO RULE NO. 424(B)(3)
                                           REG. NO. 333-47261

PROSPECTUS SUPPLEMENT NO. 5
(TO THE PROSPECTUS DATED MAY 14, 1998)

                        10,000,000 PREFERRED SECURITIES

NEWELL LOGO                 NEWELL FINANCIAL TRUST I
            5 1/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                      (CONVERTIBLE QUIPS(SM)* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
   GUARANTEED TO THE EXTENT SET FORTH IN THE PROSPECTUS REFERENCED HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                                   NEWELL CO.
                            ------------------------

     This Prospectus Supplement No. 5 supplements and amends the Prospectus dated May 14, 1998, as supplemented by the Prospectus Supplement dated June 5, 1998, the Prospectus Supplement No. 2 dated June 25, 1998, the Prospectus Supplement No. 3 dated July 13, 1998, and the Prospectus Supplement No. 4 dated July 23, 1998 (the "Prospectus") relating to (i) the 5 1/4% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"), which represent preferred undivided beneficial ownership interests in the assets of Newell Financial Trust I, a statutory business trust formed under the laws of the State of Delaware, and (ii) the shares of common stock of Newell Co., a Delaware corporation (the "Company"), $1.00 par value per share (the "Company Common Stock"), issuable upon conversion of the Preferred Securities.

     The Selling Holder Table is hereby amended so that the following line items read as follows:

                                                                                            SHARES OF COMPANY
                                                                         NUMBER OF             COMMON STOCK
                                                                    PREFERRED SECURITIES      ISSUABLE UPON
                                                                         OWNED AND            CONVERSION OF
                         NAME OF SELLING HOLDER                        OFFERED HEREBY      PREFERRED SECURITIES
                         ----------------------                     --------------------   --------------------
 60.  The Income Fund of America, Inc.............................         628,000                619,522
170.  Van Kampen Equity Income Fund...............................         185,000                182,502
      Total.......................................................       9,421,441              9,294,181
Additionally, the following new line items are hereby added to the Selling Holder Table:
189.  Argent Classic Convertible Arbitrage Fund (Bermuda) L.P. ...          25,000                 24,662
190.  Argent Classic Convertible Arbitrage Fund L.P. .............          94,000                 92,731
191.  Argent Convertible Arbitrage Fund Ltd. .....................          30,000                 29,595
192.  Argent Offshore Fund L.P. ..................................          50,000                 49,325
193.  Sage Capital................................................          22,000                 21,703

     The Prospectus, together with this Prospectus Supplement No. 5, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
---------------------

* QUIPS is a servicemark of Goldman, Sachs & Co.
                            ------------------------

           The date of this Prospectus Supplement is August 12, 1998.